Exhibit 10.10

[Execution Version]

ETHANOL PURCHASE AND SALE AGREEMENT

BETWEEN

TENASKA BIOFUELS, LLC

AND

FULCRUM SIERRA BIOFUELS, LLC

April 16, 2010

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Exhibits

Exhibit A	Product Specification Requirements (ASTM D 4806)
Exhibit B	Insurance

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ETHANOL PURCHASE AND SALE AGREEMENT

BETWEEN

TENASKA BIOFUELS, LLC

AND

FULCRUM SIERRA BIOFUELS, LLC

This Ethanol Purchase and Sale Agreement (“Agreement”) is made effective as of April 16, 2010, (the “Effective Date”), by and between Tenaska BioFuels, LLC, a Delaware limited liability company (“Buyer”), and Fulcrum Sierra BioFuels, LLC, a Delaware limited liability company (“Seller”).

RECITALS:

WHEREAS, Seller and/or one or more of its affiliates intends to build an Ethanol (defined below) production facility in McCarran, Storey County, Nevada, which will be owned and operated by Seller and is anticipated to produce approximately 10.5 million gallons of Ethanol per year (the “Plant”).

WHEREAS, Seller has agreed to sell to Buyer, and Buyer has agreed to buy from Seller, all (100%) of the Ethanol to be produced from the Plant on the terms and conditions of this Agreement.

WHEREAS, the production of Ethanol and the distribution of Ethanol into commerce may result in the creation of renewable energy identification numbers or tradable low-carbon fuel credits.

NOW THEREFORE, in consideration of the promises and mutual covenants and conditions contained herein, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The definitions in this Article apply to the capitalized terms used in this Agreement. Any word, phrase or expression that is not defined in this Agreement and that has a generally accepted meaning in the custom and usage in the ethanol industry in the United States shall have that meaning in this Agreement.

“Agreement” means this Ethanol Purchase and Sale Agreement, including all Exhibits hereto, as amended from time to time.

“Approved Transaction” has the meaning given in Section 8.1.

“ASTM D 4806” means the specification requirements set forth on Exhibit A.

“Bid” has the meaning given in Section 8.1.

“Buyer” has the meaning given in the Preamble.

“Buyer Taxes” has the meaning given in Section 8.2.

“CARB” has the meaning given to it in Section 5.1.

“Commission” means for each Approved Transaction, 1.50% of the Transaction Gross Purchase Price for Approved Transactions.

“Contract Year” means a period of twelve (12) consecutive months during the Term starting on the Date of First Delivery and ending on the day prior to the first anniversary of the Date of First Delivery and each successive twelve (12) month period during the Term starting on the anniversary of the Date of First Delivery and ending on the day prior to the next succeeding anniversary thereof.

“Central Time” means the prevailing time in Omaha, Nebraska,

“Date of First Delivery” means the date that the first delivery of Ethanol occurs pursuant to this Agreement.

“Delivered” and “Delivery” means the transfer of Ethanol from Seller to the transportation vehicle contracted by Buyer at the Delivery Point, with a corresponding issuance of an applicable bill of lading.

“Delivery Point” is the interface where Ethanol is loaded onto trucks at the intake flange on the receiving truck when located at the Plant’s loading equipment.

“Dollars” means United States currency. All calculations of monetary sums to be paid hereunder shall be made in US currency.

“Effective Date” means the effective date of this Agreement as set forth in the Preamble.

“EPA” has the meaning given in Section 5.1.

“Ethanol” means ethanol meeting the ASTM D 4806 specification described on Exhibit A.

“Exhibit” means each of Exhibits A and B attached to this Agreement, as they may be amended and revised from time to time, which shall constitute part of, and shall be included in this Agreement.

“Force Majeure” has the meaning given in Section 14.2.

“Initial Term” has the meaning given in Section 3.1.

“LCFS Credit” has the meaning given to it in Section 5.1.

“LCFS Program” has the meaning given to it in Section 5.1.

“Lenders” has the meaning given in Section 18.16.

“Net Gallon” means each U.S. gross gallon of Ethanol (temperature corrected to 60° degrees F) Delivered under this Agreement.

“Other Environmental Attributes” means any and all credits, benefits, emissions reductions, offsets, allowances or similar benefits of any type arising under any federal, state, local or other law as now in effect, or as subsequently amended, enacted or adopted, in any way arising out of or relating to the production of Ethanol or electricity or Seller’s other operations or activities at or relating to the Plant, excluding only RINs and LCFS Credits conveyed to Buyer under this Agreement.

“Payment” has the meaning given in Section 11.1.

“Plant” has the meaning given in the Recitals.

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“Primary Storage Tank” means the primary Ethanol storage tank at the Plant, with an expected storage capacity of 380,000 gallons.

“Prime Commercial Lending Rate” means the rate of interest most recently published in the Money Rate Table of the Wall Street Journal as the prime annual rate of interest.

“Renewal Term” has the meaning given in Section 3.1.

“RFS2 Rule” has the meaning given in Section 5.1.

“RINs” has the meaning given in Section 5.1.

“Regulatory Credit Protocol” has the meaning given in Section 5.1.

“Seller” has the meaning given in the Preamble.

“Transaction” has the meaning given in Section 8.1.

“Transaction Costs” means transportation and related costs associated with the transactions under Section 8.1 hereof for the sale and Delivery of Ethanol or the sale and transfer of RINs or LCFS Credits, as applicable, and in the case of Delivery of Ethanol shall specifically include all freight, taxes, and storage, but for the avoidance of doubt shall specifically exclude all of Buyer’s costs associated with salaries, overhead, travel and insurance.

“Transaction Gross Purchase Price” means, for each Approved Transaction, (1) the product of the applicable per-gallon sales price for Ethanol multiplied by the Net Gallons of Ethanol Delivered in such Transaction, plus any separate amounts payable for each RIN or LCFS Credit times the number of any RINs or LCFS Credits included in the accepted Bid, as applicable, in such Transaction, less (2) the sum of the Transaction Costs and Buyer Taxes applicable to such Approved Transaction.

“Transaction Net Purchase Price” means, for each Approved Transaction, the Transaction Gross Purchase Price less the Commissions applicable to such Approved Transaction.

“Transaction Reports” has the meaning given in Section 5.7.

“Term” has the meaning given in Section 3.1.

Section 1.2 Rules of Interpretation. As used in this Agreement, the terms “herein,” “herewith” and “hereof” are references to this Agreement, taken as a whole, the term “includes” or “including” shall mean “including, without limitation,” and references to a “Section,” “subsection,” “clause,” “Article” or “Exhibit” shall mean a Section, subsection, clause, Article or Exhibit of this Agreement, as the case may be, unless in any such case the context requires otherwise. All references to a given agreement, instrument or other document, or to any law, regulation, standard or code, shall be a reference to such agreement, instrument or other document, or to such law, regulation, standard or code, as modified, amended, supplemented and/or restated from time to time. Reference to a person or party includes its successors and permitted assigns. The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa.

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ARTICLE II

DATE OF FIRST DELIVERY NOTICE;

PRODUCT AVAILABLE FOR SALES FORECAST

Section 2.1 Notice Dates. Seller shall provide Buyer notice at least one hundred eighty (180) days prior to Seller’s projected Date of First Delivery, setting forth Seller’s best estimate of the range of potential dates for Date of First Delivery covering a forty-five (45) day period. Approximately sixty (60) days prior to Seller’s projected Date of First Delivery, Seller shall provide Buyer with Seller’s best estimate of the projected Date of First Delivery covering a range of ten (10) days, and shall update such estimate on a weekly basis.

Section 2.2 Production Estimates. With each notification in Section 2.1, Seller shall provide Buyer with Seller’s best estimate of the Plant’s weekly Ethanol production for the six (6) month period following the estimated Date of First Delivery. After the Date of First Delivery, Seller shall provide monthly notices to Buyer, by the 20th of each month, estimating the daily production for the next six (6) month period beginning the first full calendar month following the date of the last estimate. Seller shall promptly notify Buyer of any adjustments to the Ethanol production schedule that has been most recently given to Buyer.

Section 2.3 Ethanol Available for Sales Forecast. Following the Date of First Delivery, Seller shall provide Buyer with a daily Plant operations report by 9:00 AM Central Time that provides the Buyer with the following information regarding Ethanol production at the Plant: (i) total current Ethanol inventory, (ii) current Ethanol inventory available for sale, (iii) the Plant’s previous day’s Ethanol production numbers, and (iv) a rolling Ethanol production forecast for the following sixty (60) days.

ARTICLE III

TERM; TERMINATION

Section 3.1 Initial Term; Renewal. Unless terminated earlier in accordance with this Agreement, the initial term of the Agreement (the “Initial Term”) shall be for a term, beginning on the Effective Date, and ending on the third (3rd) anniversary of the Date of First Delivery. The Initial Term shall be followed by renewal terms (the “Renewal Terms”) of one (1) year each, that renew automatically unless notice is given by either party at least ninety (90) days prior to the end of the Initial Term or each Renewal Term. The Initial Term and any Renewal Terms are herein referred to collectively as the “Term”.

Section 3.2 Termination During Initial Term. This Agreement may not be terminated during the Initial Term unless pursuant to the provisions of Section 3.3, Section 3.4, Section 14.7 or Section 18.1, and shall otherwise continue after the Initial Term unless terminated pursuant to Section 3.3, Section 3.4, Section 14.7, or Section 18.1, or not renewed pursuant to Section 3.1.

Section 3.3 Termination By Seller Due To Buyer Insolvency. If Buyer (i) becomes insolvent or suffers the filing of a petition of bankruptcy, executes an assignment for the benefit of creditors, or becomes the subject of any insolvency proceedings of any nature, or (ii) fails to take and pay for Ethanol as prescribed in this Agreement, then, in addition to any other rights and remedies Seller may have, Seller shall have the right to immediately terminate this Agreement by written notice.

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Section 3.4 Termination By Buyer Due to Seller Insolvency. If Seller becomes insolvent or suffers the filing of a petition of bankruptcy, executes an assignment for the benefit of creditors, or becomes the subject of any insolvency proceeding of any nature, then, in addition to any other rights and remedies Buyer may have, Buyer shall have the right to immediately terminate this Agreement by written notice.

ARTICLE IV

PURCHASE AND DELIVERY OBLIGATIONS

Section 4.1 Purchase of Ethanol Production. Subject to the provisions of this Agreement, Seller shall sell and make available for Delivery and Buyer shall purchase and take Delivery in accordance with Section 6.1 of one hundred percent (100%) of the Ethanol produced by the Plant, it being acknowledged that Seller makes no guarantees as to the actual output of the Plant.

Section 4.2 Access To Delivery Point. Buyer shall be given reasonable access to the Plant for purposes of taking Delivery of Ethanol during normal business hours upon reasonable prior notice; provided that Buyer’s access shall be without disruption to Seller’s business operations at the Plant. Buyer will provide Seller with Delivery schedules and will make all arrangements for transportation of the Ethanol. Seller shall be responsible for and supervise the loading and Delivery of Ethanol, and prepare Delivery documentation. All equipment necessary to load trucks at the Delivery Point shall be supplied by Seller without charge to Buyer.

Section 4.3 Purchase Exclusivity. Except as otherwise set forth herein, Buyer is obligated, and shall have the exclusive right, to purchase from Seller all Ethanol produced at the Plant.

ARTICLE V

REGULATORY CREDITS AND GREEN ATTRIBUTES

Section 5.1 Regulatory Credit Protocol. Each Net Gallon of Ethanol delivered under this Agreement may be eligible to generate, or required to generate, regulatory attributes called (a) Renewable Identification Numbers (“RINs”) under the Renewable Fuel Standard program (the “RFS2 Rule”) administered by the US Environmental Protection Agency (“EPA”) and/or (b) “credits” under the Low-Carbon Fuel Standard program (the “LCFS Program”) administered by the California Air Resources Board (“CARB”) with respect to fuels imported into California (“LCFS Credits”). No later than one-hundred eighty (180) days prior to Seller’s projected Date of First Delivery, Buyer shall present to Seller a proposed operating protocol (the “Regulatory Credit Protocol”) setting forth proposed administrative procedures consistent with this Article V to be followed by the parties for the implementation of the terms and conditions of this ARTICLE V and compliance with the relevant laws and regulations governing RINs and LCFS Credits. The parties shall work in good faith to finalize and mutually agree upon the Regulatory Procedures Protocol and the final agreed version thereof shall become part of and be incorporated into this Agreement on or before the Date of First Delivery.

Section 5.2 RINs. RINs that are required by law or regulation to be conveyed with Ethanol in connection with the sale to Buyer shall be considered to be included in the

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conveyance of Ethanol under this Agreement, regardless of whether such RIN is specifically identified in the Transaction proposed or Bid delivered to Seller under Section 8.1, and any price offered or paid in connection with Ethanol shall be deemed to include the acquisition of such required RINs. Seller is required to sell and convey to Buyer such required RINs contemporaneously with the Delivery of Ethanol and to record or execute such changes in applicable registry accounts as are necessary to convey such RINs with the Ethanol. RINs conveyed in a sale of Ethanol to Buyer under this paragraph may not be separately retained, sold or conveyed by Buyer (or obtained as rebates from third-party customers in connection with a sale of Ethanol) without prior notice to and compensation of Seller as specified in a Bid.

Section 5.3 Separate RINs. If, under current law or regulations or modified law or regulations, it is possible for Seller to register or generate RINs separately from the Ethanol sold to Buyer, or to sell or convey such RINs separately from the Ethanol, then any sale of Ethanol hereunder to Buyer shall be deemed to exclude the transfer of such optional RINs, unless such RINs are expressly included in a Transaction proposed by Buyer and approved by Seller under Section 8.1. RINs intended to be separated from the Ethanol in a transaction to a third party, or otherwise to be retained, sold or conveyed separately by Buyer (or obtained as rebates from third-party customers in connection with a sale of Ethanol) shall be identified in the Transaction and Bid under Section 8.1.

Section 5.4 LCFS Credits. LCFS Credits may be generated with respect to Ethanol imported into California through a process requiring the importer to be a regulated party under the LCFS Program. Buyer may act as the regulated party for the sale of Ethanol and creation of LCFS Credits in connection with Ethanol, if Buyer and Seller agree to provisions in the Regulatory Credit Protocol for tracking the value of LCFS Credits associated with Ethanol sold by Seller to Buyer hereunder and conveying to Seller the value of LCFS Credits so generated. If Buyer is the regulated party under the LCFS Program, Buyer may sell or resell LCFS Credits together with or separately from the Ethanol, provided that any such sales or resales of LCFS Credits are disclosed to Seller and included in the Bid for a Transaction under Section 8.1(b). Buyer shall be liable to Seller for all value received by Buyer (less payment of Commissions on such value) with respect to LCFS Credits created by the sale or resale of Ethanol sold into California markets, directly or indirectly, if such value is not included in the Bid for a Transaction under Section 8.1(b). If (i) Seller delivers written notice to Buyer under Section 10.1(b) and suspends Buyer’s purchasing exclusivity, thus entitling Seller to market and sell the Ethanol by any means Seller chooses; (ii) Buyer is unable to perform because of a reason of Force Majeure pursuant to Section 14.1; (iii) Buyer’s failure to perform results in a default pursuant to Section 18.1; or (iv) as the parties otherwise agree in the Regulatory Credit Protocol, Seller may notify Buyer that Seller will become the regulated party under the LCFS Program. If Seller is the regulated party under the LCFS Program for purposes of administering this Agreement, Seller shall be entitled to sell or convey LCFS Credits to third parties for value, separately from any purchase or sale of Ethanol under this Agreement.

Section 5.5 Registration. Seller and Buyer shall register at their own expense with EPA or CARB or other administrative entity as necessary to fulfill each of their responsibilities under this Agreement. Seller shall register the production of Ethanol in a manner required by the RFS2 Rule and other EPA requirements, and in accordance with the Regulatory Credit Protocol, so as to permit transfer of RINs to Buyer or third parties. Seller or Buyer, as the regulated party under the LCFS Program, shall take such actions and submit such documentation as to be able to

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create, record, generate and document LCFS Credits for their own accounts, as applicable hereunder. Seller and Buyer will cooperate with one another, as agreed in the Regulatory Credit Protocol and otherwise, to permit the registration, transfer, management and reporting of RINs and LCFS Credits and otherwise comply with the requirements of the LCFS Program and RFS2 Rule efficiently and with the lowest overall administrative costs practicable.

Section 5.6 Administration. The parties acknowledge that RINs may be registered or generated by either Seller or Buyer (by registration or some other election), Seller may become the generator, registrant or owner of optional RINs or LCFS Credits, and Seller may take such actions as are permitted or required to establish the Seller as the generator, registrant or owner of such optional RINs or LCFS Credits. In such event, Buyer shall cooperate with Seller’s efforts, including by filing or executing such notices, consents or other documents requested by Seller for such purpose.

Section 5.7 Documentation and Reports. Buyer shall be responsible for and shall create on behalf of Seller, for submission by Seller, all necessary and required reports for purposes of compliance with the RFS2 Rule and the LCFS Program with respect to any RINs conveyed to Buyer or LCFS Credits generated by Buyer with respect to Ethanol Delivered to Buyer by Seller under this Agreement, including specific transaction reports, periodic compliance and progress reports, and pathway demonstrations (the “Transaction Reports”), all as further provided in the Regulatory Credit Protocol. The Transaction Reports include any periodic reports required to be submitted by Seller or Buyer. Seller shall provide all information about transactions relating to optional RINs and LCFS Credits retained or sold to third parties at least thirty (30) days prior to the deadline for submitting such Transaction Reports. The Transaction Reports shall be provided to Seller by Buyer at least ten (10) days prior to any applicable submission deadline.

Section 5.8 Other Environmental Attributes. For the avoidance of doubt, this Agreement does not contemplate Seller’s sale or transfer to Buyer of any Other Environmental Attributes, all of which Other Environmental Attributes (as between Seller and Buyer) shall remain the sole and exclusive property of Seller to hold or convey in its sole and absolute discretion. Should RINs and LCFS Credits be terminated and replaced by Other Environmental Attributes, the parties intend that this Agreement shall be interpreted to the extent possible to refer to and give effect to the transactions contemplated under this Agreement by substituting such Other Environmental Attributes for RINs and/or LCFS Credits, as applicable. If Other Environmental Attributes are created subsequent to the Effective Date that are issued or generated in proportion to the production of Ethanol by Seller, Seller and Buyer may amend this Agreement to incorporate such Other Environmental Attributes into this Agreement, but shall have no obligation to do so.

ARTICLE VI

QUANTITY

Section 6.1 Uniform Weekly Deliveries. Seller shall deliver the Ethanol and Buyer shall take Delivery of Ethanol at the Delivery Point(s) at uniform weekly rates, as nearly as practicable such that the Ethanol delivered in any one month shall approximately equal one twelfth (1/12th) of Seller’s estimated annual Ethanol production; provided that the parties

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acknowledge that the Plant shall use new technology and it may have an extended “break-in period” before it achieves uniform production rates. Buyer shall be obligated to take Delivery of, and to pay for in accordance with ARTICLE XI, all quantities of Ethanol tendered for Delivery by Seller.

Section 6.2 Quantity Measurement. The quantity of Ethanol Delivered to Buyer by Seller from the Plant shall be established by outbound meter tickets expressed in temperature-corrected Net Gallons in accordance with standards commonly used within the industry in the United States of America. The meter tickets shall be obtained from meters which are certified as of the time of loading and which comply with all applicable laws, rules and regulations. The outbound meter tickets shall be determinative in the absence of manifest error (greater than 0.5% variation) of the quantity of Ethanol for which Buyer is obligated to pay pursuant to Section 11.1. Seller shall provide copies of meter tickets when requested by Buyer.

ARTICLE VII

QUALITY

Section 7.1 Specification Requirement. Seller shall deliver Ethanol to Buyer under this Agreement that meets the specification set forth in Exhibit A. If any government entity requires a change in the specifications set forth in Exhibit A, Buyer shall notify Seller of the change in specification. Upon such a government-ordered change, Seller and Buyer agree to change the specifications of Ethanol in this Agreement within a reasonable time as agreed to by Buyer and Seller, subject to the provisions of ARTICLE XIV, and provided that if Seller is unable or unwilling (in its discretion) to make any such change after good faith discussions with Buyer, then Buyer’s sole right and remedy shall be to terminate this Agreement pursuant to Section 14.7.

Section 7.2 Responsibility For Off-Specification Ethanol. If the Ethanol Delivered by Seller does not meet the specifications set forth in Exhibit A when Delivered by Seller at the Delivery Point, and quality claims arise as a result thereof, such quality claims will be administered by Buyer with the input and consent of Seller. Such claims shall be solely for Seller’s account and Buyer shall not be responsible in any manner whatsoever for such claims; provided that, in all of Buyer’s sales contract forms under which Buyer is the “seller” and relating to the sale or re-sale of Ethanol Delivered hereunder, Buyer shall include clear and conspicuous provisions by which (i) Buyer makes no representations or warranties (and expressly disclaims any and all representations and warranties) as to the quality or merchantability of any Ethanol Delivered hereunder other than that such Ethanol complies with the specification included in Exhibit A of this Agreement and (ii) Buyer’s liability thereunder, and the rights and remedies of any purchaser of Ethanol thereunder, arising out of or relating to the failure of any Ethanol to meet the specification included in Exhibit A of this Agreement are expressly limited to the refund of the purchase price for any non-conforming Ethanol and/or the replacement of any non-conforming Ethanol (including shipping costs), in either case upon return of the non-conforming Ethanol to Buyer. Any such returned Ethanol shall be returned to and be the property of Seller.

Section 7.3 Maintenance of Samples. Seller shall maintain original sealed numbered samples of all Ethanol after Delivery into transportation vehicles before it leaves the Delivery Point premises. Seller will label these samples to indicate date of shipment and the truck or rail

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car number will be included. Seller will retain these samples for three (3) months and shall send one such sample to Buyer immediately upon Buyer’s request.

ARTICLE VIII

TRANSACTION SPECIFICATION, APPROVAL AND CONFIRMATION

Section 8.1 Specification and Approval of Transactions; Pricing and Commissions.

(a) Overview. The parties acknowledge and agree that (i) Buyer shall resell to third-party purchasers all of the Ethanol that Buyer purchases from Seller hereunder, along with any associated RINs or LCFS Credits made available to Buyer under this Agreement, (ii) the amounts payable hereunder by Buyer to Seller for Ethanol, RINs and LCFS Credits shall be a function of the amounts that Buyer is able to obtain in such resale transactions, (iii) Buyer shall have a duty, acting in good faith and with commercially reasonable efforts, to attempt to obtain the maximum aggregate value in such resale transactions (taking into account the resale prices of Ethanol, RINs and LCFS Credits), and (iv) Buyer shall receive a commission in the manner calculated below in connection with its purchase and resale of Ethanol, RINs or LCFS Credits hereunder.

(b) Specification and Approval of Ordinary Course Transactions. Buyer will present alternative transactions to Seller for (i) the sale of Ethanol, which will vary in delivery location, volume, price and delivery time, and (ii) for the sale of RINs or LCFS Credits, which sales are subject to specification in terms of price, time of delivery and other factors (each proposed transaction, being a “Transaction”). For each Transaction (and for multiple Transactions where permitted or required by the Regulatory Credit Protocol), Buyer shall present Seller with a written bid in a format mutually agreed by the parties (a “Bid”) setting forth following information as applicable (and any other information that may reasonably be requested from time to time by Seller):

(i)	name/identity of the proposed purchaser;

(ii)	number of Net Gallons, RINs and/or LCFS Credits proposed for sale;

(iii)	proposed Delivery date(s) and or Transaction term, as applicable;

(iv)	proposed sales price per Net Gallon (and if applicable proposed price per RIN and/or LCFS Credit);

(v)	a listing and the amount of all applicable Transaction Costs;

(vi)	a listing and the amount of all applicable Buyer Taxes;

(vii)	the Transaction Gross Purchase Price;

(viii)	the applicable Commissions;

(ix)	the Transaction Net Purchase Price;

(x)	the point of transfer of title to Ethanol, if not the Delivery Point (required with respect to LCFS Credits to be in California);

(xi)	such other Transaction information as may be relevant; and

(xii)	the time by which the Seller must accept the bid.

Seller shall communicate its acceptance or rejection of the Bid within the timeframe communicated at the receipt of the Bid. Upon the acceptance of a Bid, Buyer shall deliver by facsimile, electronic communication, or other means of delivery to Seller a written Transaction

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confirmation evidencing the parties’ agreement as to the applicable Transaction. Each Transaction so confirmed is herein referred to as an “Approved Transaction.” Seller may grant Buyer pre-approval to engage in certain Transactions (whether within pre-agreed price ranges or otherwise) to the extent the specifics related to such pre-approved Transactions are set forth in writing.

(c) Payments and Commissions. For each Approved Transaction under Section 8.1(b) Buyer shall pay to Seller the Transaction Net Purchase Price in accordance with Section 11.1, and shall retain from the proceeds from the third party in such Approved Transaction an amount equal to the applicable Commission. No other cash consideration or items of value shall be received by Seller from any third party in connection with an approved transaction, unless such consideration or items are identified as part of the Transaction Gross Purchase Price and paid to Seller, subject to the payment of Commissions, under this Agreement.

Section 8.2 Payment of Taxes. Seller shall pay or cause to be paid all valid levies, assessments, duties, rates and other taxes assessed on Ethanol prior to the Delivery of the Ethanol at the Delivery Point. Buyer shall pay or cause to be paid all valid levies, assessments, duties, rates and other taxes assessed on the Ethanol or sale of Ethanol after the Delivery of the Ethanol at the Delivery Point. All of such taxes payable by Buyer are herein referred to as “Buyer Taxes”.

Section 8.3 Inability to Produce. In the event Seller’s Plant is unable to produce sufficient Ethanol quantities to satisfy Approved Transactions, and such inability to produce is not the result of Force Majeure, then in such case Buyer may purchase or arrange for the purchase of such shortfall from other sources, and shall use commercially reasonable efforts to minimize any such cover costs. If Buyer’s direct cover costs for an Approved Transaction for supply of Ethanol to a third party exceed the amounts that Buyer would have paid to Seller hereunder (all as determined on a net basis), then the amount of such excess shall be deducted from the weekly payment described in Section 11.1. Buyer will provide Seller written substantiation of such costs reasonably satisfactory to Seller as soon as practicable.

Section 8.4 Cooperation on Hedging Transactions. The parties acknowledge that, during the Term hereof, Seller may desire to enter into one or more hedging transactions to protect against commodity or other market price fluctuations. Buyer agrees to reasonably cooperate with Seller to implement any such transactions, provided that Seller provide sufficient credit support required in order for Buyer to enter into such transaction. If Seller requests Buyer’s cooperation with any hedging transactions, Seller and Buyer agree to modify the definition of “Transaction Costs” to include Buyer’s reasonable costs that it incurred assisting with Seller’s implementation of hedging transactions.

ARTICLE IX

TRANSPORTATION AND DEMURRAGE CHARGES

Section 9.1 Transportation of Ethanol. Buyer agrees to diligently pursue, secure and maintain all necessary agreements to receive and transport the Ethanol from the Delivery Point, in all cases subject to Seller’s prior approval in accordance with procedures and protocols to be mutually agreed by Seller and Buyer from time to time. Such procedures shall include details for Buyer’s arrangement of transportation and the processing of all truck transportation invoices. If

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inadequate transportation assets or arrangements are the result of any breach or failure hereunder of Seller, Buyer will not be liable for damages for failure to accept Delivery of Ethanol. If the Ethanol is being transported by rail, the Transaction Costs will include, but not be limited to, all tank car lease agreements, freight from Delivery Point to destination, accessorial charges, fuel surcharges and excess empty mileage charges.

Section 9.2 Demurrage Charges. Both parties shall use reasonable efforts to coordinate transportation and all other Delivery logistics to minimize demurrage charges and costs. Seller shall be responsible for all demurrage charges and costs, except that Buyer shall be responsible therefor to the extent arising out of Buyer’s failure to implement or comply with reasonably prudent Delivery scheduling procedures, or breach of this Agreement.

ARTICLE X

STORAGE

Section 10.1 Storage Capacity.

(a) Seller shall maintain the Primary Storage Tank at the Plant site.

(b) If at any time the Ethanol stored in Seller’s Primary Storage Tank uses more than 75% of the storage capacity thereof, then Seller shall be entitled by written notice to Buyer to suspend Buyer’s purchasing exclusivity as set forth in Section 4.3 and Seller shall be entitled to market and sell the Ethanol by any means Seller chooses until such time as the Ethanol in such Primary Storage Tank occupies less than 25% of the storage capacity thereof, at which time the Buyer’s purchasing exclusivity shall be restored with respect to all unsold Ethanol produced by Seller; provided the foregoing shall not apply (i) at the beginning of the Term hereof until Seller provides written notice to Buyer that the “break-in period” referred to in Section 6.1 has ended, or (ii) during any period that Seller has caused the accumulation of Ethanol in Seller’s storage by unreasonably declining to approve transactions presented by Buyer to Seller as set forth in Section 8.1. To the extent Seller elects directly to market and sell Ethanol as contemplated in this Section 10.1(b), Seller shall in good faith consider effecting (but shall have no obligations to effect) such sales through Buyer at a fee that is equal to one-half of its Commission.

ARTICLE XI

PAYMENTS

Section 11.1 Purchase Price. Buyer shall pay to Seller for the Approved Transactions the Transaction Net Purchase Price provided in Section 8.1 by direct wire transfer or electronic transfer to Seller’s designated bank account. The direct wire transfer or electronic transfer to Seller’s designated bank account (“Payment”) shall be made no later than Wednesday of each week for all Delivery of Ethanol sold hereunder from Seller to Buyer, together with the proceeds of sales of RINs or LCFS Credits to Buyer, during the week ending on the Saturday eleven (11) days prior to such Wednesday. For purposes hereof, a “week” shall mean each period of seven (7) consecutive calendar days from and including Sunday through and including Saturday. At the time of each Payment, Buyer shall forward a statement to Seller setting forth for the applicable week the total quantity of Ethanol Delivered, the number of RINs or LCFS Credits sold, the applicable Transaction Net Purchase Price for each Approved Transaction, and a

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summary of Transaction Costs, Buyer Taxes and Commissions directly relating to such Approved Transactions, and other related information (or supporting documentation) reasonably requested by Seller from time to time.

Section 11.2 Interest. Subject to ARTICLE XIV, if any party to this Agreement fails to pay all or any portion of the amount owing by that party when due, such unpaid amount will bear interest at a rate equal to one per cent (1%) per annum above the Prime Commercial Lending Rate as reported in the Wall Street Journal calculated daily from the date such amount is due hereunder until the date it is actually paid. Upon failure of a party to pay the unpaid amount including interest thereon within ten (10) days after the due date set out in this Agreement, the party to whom sums are due may upon giving seven (7) days’ notice suspend in whole or in part its delivery or acceptance of Ethanol hereunder until such outstanding amount has been paid in full.

Section 11.3 Audits. Any payment made pursuant to this Article will not preclude a party from subsequently auditing the accounts of the other on a once per year basis at the end of a calendar year or at any time upon the occurrence of a default by such other party hereunder, as permitted in ARTICLE XVI of this Agreement.

ARTICLE XII

TITLE, RISK OF LOSS AND INSURANCE

Section 12.1 Transfer of Title and Risk of Loss. Title and risk of loss or damage to Ethanol shall pass from Seller to Buyer at the Delivery Point. Until transfer at the Delivery Point, Seller shall be deemed to be in control of and in possession of and shall bear the risk of loss of Ethanol.

Section 12.2 Liability Allocation and Indemnification. Buyer will have no responsibility, or liability with respect to the Ethanol until Delivery to Buyer as described in Section 12.1, and Seller shall fully defend, indemnify and hold Buyer harmless from any and all liability, costs, claims or damages of any type arising out of accidents, incidents or other matters involving the Ethanol prior to Delivery to Buyer. Except as otherwise expressly set forth in this Agreement, Seller will have no responsibility or liability with respect to the Ethanol after Delivery to Buyer as described in Section 12.1 or on account of anything which may be done or happen to arise with respect to the Ethanol after such Delivery, and Buyer shall fully defend, indemnify and hold Seller harmless from any and all liability, costs, claims or damages of any type arising out of accidents, incidents or other matters involving the Ethanol after Delivery to Buyer.

Section 12.3 Insurance. During the Term, each party shall carry the insurances listed on Exhibit B, subject to and in accordance with the provisions set forth on Exhibit B.

ARTICLE XIII

REPRESENTATIONS, COVENANTS AND WARRANTIES

Section 13.1 Seller’s Representation, Warranties and Covenants. Acknowledging that Buyer is relying upon such representations, warranties and covenants in connection with the purchase of Ethanol under this Agreement, Seller represents and warrants to Buyer, as of the

Ethanol Purchase and Sale Agreement	-12-

Effective Date hereof, and covenants to Buyer at all times during the Term of this Agreement the following:

(a) SELLER HAS TITLE TO ALL ETHANOL DELIVERED HEREUNDER, IT HAS THE RIGHT TO SELL THE SAME TO BUYER, AND THE ETHANOL IS FREE FROM ANY LIENS OR ENCUMBRANCES; PROVIDED THAT, EXCEPT AS PROVIDED IN THIS SECTION 13.1 AND AS PROVIDED IN ARTICLE VI WITH RESPECT TO THE QUALITY OF ETHANOL TO BE DELIVERED, THERE ARE NO WARRANTIES EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR AN EXPRESS PURPOSE EXCEPT THAT THE ETHANOL WILL CONFORM WITH THE SPECIFICATIONS SET FORTH IN EXHIBIT A, AS MAY BE AMENDED FROM TIME TO TIME BY WRITTEN AGREEMENT BETWEEN THE PARTIES HERETO.

(b) Seller covenants that it shall procure and maintain in force all licenses, consents and approvals required for its operation of the Plant and manufacture and sale to Buyer of the Ethanol under this Agreement and shall be solely responsible for and indemnify Buyer against requirements of such licenses, consents and approvals.

(c) Seller covenants that it will promptly notify Buyer of any actual or anticipated production downtime or disruption to Ethanol availability from the Plant.

(d) Seller is a U.S. entity for purposes of state and federal income and excise taxes.

(e) This Agreement has been duly and validly executed and delivered by Seller; this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally or by general principles of equity.

Section 13.2 Buyers Representations, Warranties and Covenants. Acknowledging that Seller is relying upon such representations, warranties and covenants in connection with the sale of Ethanol to Buyer under this Agreement, Buyer represents and warrants to Seller, as of the Effective Date hereof, and covenants to Seller at all times during the Term of this Agreement the following:

(a) Buyer is a U.S. entity for purposes of state and federal income and excise taxes.

(b) This Agreement has been duly and validly executed and delivered by Buyer; this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except to the extent its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity.

(c) Buyer covenants that it will maintain or cause to be maintained accurate and complete records in a prudent and businesslike manner in accordance with sound commercial practices, of the selling prices described in ARTICLE VIII hereof and the associated

Ethanol Purchase and Sale Agreement	-13-

transportation and other costs in respect of Ethanol, RINs and LCFS Credits purchased by Buyer hereunder.

(d) Buyer covenants that it shall procure and maintain in force all licenses, consents and approvals required for its purchase from Seller and resale of Ethanol, RINs and LCFS Credits hereunder and all its other obligations under this Agreement except for the licenses for which Seller is responsible under Section 13.1(b), and shall be solely responsible for and indemnify Seller against any costs, liabilities or fines arising out of Buyer’s failure to comply with the applicable requirements of such licenses, comments and approvals.

ARTICLE XIV

FORCE MAJEURE

Section 14.1 Force Majeure. Subject to the other provisions of this Section, if either party is unable by reason of Force Majeure, as hereinafter described, to perform in whole or in part any obligation or covenant set forth hereunder, the obligations of both parties under this Agreement will be suspended or curtailed to the extent necessary for the period such Force Majeure condition continues. Where the Agreement is suspended or curtailed the amount of time the Force Majeure is in effect will be added on to the Term.

Section 14.2 Definition. For the purposes of this Agreement, Force Majeure will include any event or circumstance arising or occurring beyond the reasonable control of Seller or Buyer, including without limiting the generality of the foregoing:

(a) Any acts of God, including, but without restricting the generality thereof, lightning, earthquakes, storms, epidemics, landslides, floods, fires, explosions or washouts.

(b) Any strikes, lockouts or other industrial disturbances of a regional or national character.

(c) Any acts of the enemies of the state, sabotage, wars, blockades, insurrections, riots, civil disturbances, arrests or restraints.

(d) Any orders of any court or government authority, which physically limit the production, transportation or sale of Ethanol or alter the specifications of Ethanol from that described in Exhibit A; provided, however, that with respect to the altering of the specifications of Ethanol, such Force Majeure shall only last for the period of time from the inception thereof until such time as the parties change the specifications on Exhibit A pursuant to Section 7.1, or either party terminates this Agreement pursuant to Section 14.7.

(e) Any acts or omissions (including failure to take Ethanol) of a transporter or carrier of Ethanol, which are caused by any event or occurrence of the nature described in this Section 14.2.

(f) Any other reasonable causes, whether of the kind herein enumerated or otherwise not within the reasonable control of the party claiming suspension and which, by the exercise of due diligence, such party could not have prevented or is unable to overcome.

Ethanol Purchase and Sale Agreement	-14-

Section 14.3 Labor Disputes. Notwithstanding anything to the contrary in this ARTICLE XIV, the settlement of strikes, lockouts and other industrial disturbances will be entirely within the discretion of the party involved therein and such party may make settlement thereof at such time and on such terms and conditions as it may deem advisable and no delay in making such settlement will deprive such party of the benefit of Section 14.1.

Section 14.4 Exclusions. Force Majeure shall not include failure caused by lack of funds.

Section 14.5 Claiming Relief. A Party claiming relief under this Article will not be entitled to the benefit of the provisions of this ARTICLE XIV hereof unless, as soon as reasonably possible after the happening of the occurrence relied upon, or as soon as possible after determining that the occurrence was in the nature of Force Majeure and would affect the claiming party’s ability to observe or perform any of its covenants or obligations hereunder, the party claiming suspension gives to the other party notice to the effect that such party is unable, by reason of Force Majeure, to perform the particular covenants or obligations.

Section 14.6 Notice. The party claiming suspension will give notice as soon as reasonably possible when the Force Majeure condition has been or will be remedied and that such party has resumed, or is then in a position to resume, the performance of the suspended covenants or obligations.

Section 14.7 Termination for Force Majeure. In the event that Force Majeure shall continue for a period of nine (9) months from the date the party claiming relief under this Article gives the other party notice, either party hereto shall have the right to terminate this Agreement by furnishing written notice to the other, with termination effective upon the expiration date of such nine (9)-month period. Upon such termination, each party shall be relieved from its respective obligations, except for obligations for payment of monetary sums which arose prior to the event of Force Majeure. Additionally, and without affecting the parties rights and liabilities hereunder, the parties acknowledge the possibility that forward sales contracts entered into by Buyer for the sale of Ethanol from the Plant may contain provisions under which the Ethanol purchaser thereunder may have the right to terminate such a contract if the Plant suffers a Force Majeure for a period of less than nine (9) months.

ARTICLE XV

LIMITATION OF LIABILITY

Section 15.1 LIMITATION OF LIABILITY. IN NO EVENT SHALL BUYER OR SELLER BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, LOSS OF BUSINESS EXPECTATIONS OR BUSINESS INTERRUPTIONS ARISING IN ANY WAY OUT OF THIS AGREEMENT OR ANY BREACH THEREOF.

ARTICLE XVI

AUDIT RIGHTS

Section 16.1 Records. Seller and Buyer will establish and maintain at all times, true and accurate books, records and accounts in accordance with generally accepted accounting

Ethanol Purchase and Sale Agreement	-15-

principles applied consistently from year to year consistent with good industry practices, distinguishable from all other books and records, in respect of all transactions undertaken by such party pursuant to this Agreement.

Section 16.2 Audit.

(a) During normal business hours, each party shall have the right to audit such books, records and accounts of the other party in respect of all transactions undertaken pursuant to this Agreement once per year at the end of the calendar year or at any time upon the occurrence of a default by such other party or if a party has a good faith belief the other party is in default.

(b) Subject to paragraph (a) of this Section, through to the expiration of one (1) year following the expiration or termination of this Agreement, each party shall have the right to have a third-party auditor undertake an audit of any statement that the party requesting the audit believes to be in error.

(c) If any error is discovered in any statement rendered hereunder, such error will be adjusted within seven (7) days from the date of discovery, but no adjustment will be made for any error discovered more than one year after delivery and receipt of such statements.

(d) If a material difference from a statement rendered under this Agreement by any party is discovered by any audit, the party which rendered such statement will pay the costs of such audit. If no such material difference appears, the party requesting the audit of such statement will pay such costs.

ARTICLE XVII

NOTICES

Section 17.1 Notices. Except as herein otherwise provided, each notice, request, demand, statement, report and bill which must or may be given pursuant hereto will be in writing and may be mailed by prepaid first class mail (or equivalent), delivered by hand or sent by fax to the address or number indicated below:

(1)	if to Seller:	Fulcrum Sierra BioFuels, LLC
c/o Fulcrum BioEnergy, Inc.
4900 Hopyard Road, Suite 220
Pleasanton, CA 94588
Attn: Rick Barraza
Fax: (925) 730-0157

(2)	if to Buyer:	Tenaska BioFuels, LLC
1045 North 115th Street, Suite 200
Omaha, NE 68154
Attn: Natalie E. Mason
Fax: (402) 938-6900

(a) Copies shall be provided to such other person or address as shall be indicated by written notice in the case of a notice of default of termination.

Ethanol Purchase and Sale Agreement	-16-

(b) The date of receipt of each such notice, demand or other communication will be the date of delivery thereof if hand delivered, or delivered by fax, or, if given by mail as provided herein, will be deemed conclusively to be the (5th) business day after the same is so mailed.

ARTICLE XVIII

ADDITIONAL PROVISIONS

Section 18.1 Default. Except as otherwise set forth in this Agreement, and subject to ARTICLE XIV, if either party defaults in the performance of any term, covenant, or condition under this Agreement, the other party may provide written notice to the defaulting party stating the nature of the default. If such default is not remedied with thirty (30) days after receipt of such notice except in the case of payment defaults (which must be remedied within ten (10) days) the non-defaulting party shall have the remedies available under applicable law, and may terminate this Agreement. This Section shall not limit the ability of the parties to terminate this Agreement pursuant to other provisions of this Agreement to the extent permitted by such provisions. Further, if a party defaults in any material provision of this Agreement, unless and until such party cures such default in accordance with this Agreement, such defaulting party shall not be entitled to the benefits accorded it under this Agreement, and the non-defaulting party’s obligations shall be suspended, during the pendency of such material default. Notwithstanding a party’s ability to cure a default or breach hereunder, to the extent a Buyer fails to make a Payment pursuant to ARTICLE XI more than twice during a twelve-month period during the Term, the occurrence of the third breach shall be deemed an event of default, incapable of cure for purposes of this Section 18.1, whereby Seller shall be entitled to terminate this Agreement upon thirty (30) days’ prior written notice to Buyer of its intent to exercise its termination rights.

Section 18.2 Non-Waiver of Future Default. No waiver by either party of any default by the other party in the performance of any of the provisions of the Agreement will operate or be construed as a waiver of any other or future default or defaults, whether of a like or of a different character.

Section 18.3 Assignment. Neither party may assign this Agreement or any of its rights hereunder without the prior written consent of the other, except that Seller may upon notice to Buyer (but without the consent of Buyer) assign this Agreement or any of its rights hereunder to (a) any affiliated entities which own or control, directly or indirectly, the Plant, or any entity that purchases all or substantially all of the assets comprising the Plant or otherwise merges with or into Seller, provided that such entity assumes all of the obligations of Seller hereunder or (b) any Lender in accordance with Section 18.16.

Section 18.4 Documents. Each party to this Agreement shall perform any and all acts and execute and deliver any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

Section 18.5 Time. Time is of the essence with respect to the performance of each of the covenants and agreements herein set forth.

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Section 18.6 Inurement. This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

Section 18.7 Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the parties or on the behalf relating to the matters contained herein are hereby terminated and canceled.

Section 18.8 Modification. There will be no modification of the term and provisions hereof except by the mutual agreement in writing signed by the parties.

Section 18.9 Governing Law. The Agreement will be interpreted, construed and enforced in accordance with the procedural, substantive and other laws of the State of New York, without giving effect to principles and provisions thereof relating to conflict or choice of law which would have the affect of applying the law of any other jurisdiction, and even though one or more of the parties is now or may do business in or become a resident of a different state.

Section 18.10 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement.

Section 18.11 Cumulative Remedies. Unless otherwise specifically provided herein, the rights, powers, and remedies of each of the parties provided herein are cumulative and the exercise of any right, power or remedy hereunder does not affect any other right power or remedy that may be available to either party hereunder or otherwise at law or in equity.

Section 18.12 Good Faith Performance. The parties shall faithfully perform and discharge their respective obligations in the Agreement and endeavor in good faith to negotiate and settle all matters arising during the performance of this Agreement not specifically provided for.

Section 18.13 No Partnership. The relationship between the parties established under this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed or constitute any party as the employee, agent, partner, joint venturer or contractor of any other party. This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto, and their permitted successors and assigns and, except for Lenders, as contemplated by Section 18.16, no other person or entity shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with this Agreement.

Section 18.14 Counterparts; Interpretation. This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and constitute one and the same instrument. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be used in interpretation of this Agreement.

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Section 18.15 Confidentiality. During the term of this Agreement, the parties may furnish to each other information of a confidential and proprietary nature in connection with the operation of the Plant. The party furnishing the proprietary information shall have the exclusive right and interest in and to such proprietary information and the goodwill associated therewith. The party receiving such information shall maintain its confidentiality.

Section 18.16 Cooperation with Financing. The parties acknowledge that the Plant may be financed with project related debt and or equity or tax equity provided by one or more lenders or other investors (collectively, “Lenders”). If Seller assigns this Agreement to the Lenders as collateral to support any financing, Buyer agrees to enter into an agreement directly with the Lenders under which Buyer shall consent to such assignment and shall agree to other customary and reasonable provisions for the benefit of the Lenders (including reasonable provisions under which the Lenders or their designees (a) may assume the rights of Seller under this Agreement, (b) shall be entitled to receive copies of certain notices hereunder relating to defaults and other similar matters that Buyer might provide to Seller, (c) shall have reasonable extended cure periods to cure any defaults by Seller hereunder and (d) shall be provided other similar or related benefits or protections as reasonably requested by the Lenders and accepted by Buyer to support the financing). Without limiting the generality of the foregoing, in connection with any collateral assignment by Seller of this Agreement to a Lender as set forth above, Buyer further agrees to furnish the Lenders with such other documents as may be reasonably requested by the Lenders.

The remainder of this page is intentionally left blank. The signature page follows.

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IN WITNESS WHEREOF the parties have executed this Agreement by their respective proper signing officers as of the date first above written.

Seller: Fulcrum Sierra BioFuels, LLC

By:	/s/ Richard D. Barraza

Name:	Richard D. Barraza

Title:	Vice President

Buyer:	Tenaska BioFuels, LLC

By:	/s/ David M. Neubauer

Name:	David M. Neubauer
Title:	Vice President and General Manager

Ethanol Purchase and Sale Agreement	-20-

Exhibit A

PRODUCT SPECIFICATIONS REQUIREMENTS

ASTM D 4806

Specification	Limit		ASTM Test Method

Ethanol volume %, min	92.1		D 5501

Methanol, volume %, max	0.5

Solvent-washed gum, mg/100 ml max	5.0		D 381

Water content, volume %, max	1.0		E 203

Denaturant content, volume %, min volume %, max	1.96 4.76

Inorganic Chloride content, mass ppm (mg/L) max	40	(32)	D 512

Copper content, mg/kg, max	0.1		D 1688

Acidity (as acetic acid CH3COOH), mass % (mg/L), max	0.007	(56)	D 1613

pHe	6.5-9.0		D 6423

Appearance – visibly free of suspended or precipitated contaminants (clear & bright)

Note: This Exhibit shall be updated from time to time in accordance with Section 7.1 of the Agreement.

Exhibit A to Ethanol Purchase and Sale Agreement	A-1

Exhibit B

INSURANCE

The parties shall cooperate in good faith to finalize this Exhibit at least one hundred eighty (180) days prior to the expected Date of First Delivery, it being agreed that each Party shall carry insurance coverages customary and reasonable for transactions and agreements similar to the transactions hereunder and this Agreement. In addition, Seller will be required to at a minimum maintain commercial general liability insurance in an agreed upon amount. Notwithstanding any other provision of the Agreement, neither party shall be obligated to commence Delivery and acceptance of Ethanol under the Agreement until this Exhibit is finalized and all required insurances are obtained and effective.

Exhibit B to Ethanol Purchase and Sale Agreement	B-1